Free Writing Prospectus, dated May 4, 2021

Filed pursuant to Rule 433 under the Securities Act of 1933

Supplementing the Preliminary Prospectus, dated April 27, 2021

Registration Statement Nos. 333-252252 and 333-252252-01

WEPCo Environmental Trust Finance I, LLC

(Issuing Entity)

PRICING TERM SHEET

$118,814,000 Environmental Trust Bonds, Series 2021

Issuing Entity:	WEPCo Environmental Trust Finance I, LLC

Sponsor, Depositor and Initial Servicer:	Wisconsin Electric Power Company

Trustee:	U.S. Bank National Association

Bookrunner:	Barclays Capital Inc.

Co-Manager:	Drexel Hamilton, LLC

Expected Ratings (Moody’s/S&P/Fitch):	Aaa (sf)/AAA (sf)/AAAsf(1)

Closing Date / Settlement Date:	May 12, 2021 (2)

Interest Payment Dates:	June 15 and December 15, commencing on December 15, 2021

Applicable Time:	11:04 AM (Eastern time) on May 4, 2021

Proceeds:	The total initial price to the public is $118,813,204. The total amount of the underwriting discounts and commissions is $475,256. The total amount of proceeds to the Issuing Entity before deduction of expenses (estimated to be $4,830,639) is $118,337,948.

(1)         A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

(2)      The Issuing Entity expects to deliver the bonds against payment for the bonds on or about May 12, 2021, which will be the sixth business day following the date of pricing of the bonds. Since trades in the secondary market generally settle in two business days, purchasers who wish to trade bonds on the date of pricing or the succeeding three business days will be required, by virtue of the fact that the bonds initially will settle in T+6, to specify alternative settlement arrangements to prevent a failed settlement.

Tranche	Principal Amount Offered	Expected Weighted Average Life (years)	Scheduled Final Payment Date	Final Maturity Date	Interest Rate	Initial Price to Public(3)	Underwriting Discounts and Commissions	Proceeds to Issuing Entity (Before Expenses)
A	$118,814,000	6.81	12/15/2033	12/15/2035	1.578%	99.99933%	0.40%	$118,337,948

(3)  Interest on the bonds will accrue from May 12, 2021 and must be paid by the purchaser if the bonds are delivered after that date.

Tranche A
CUSIP	950739 AA0
ISIN	US950739AA02

EXPECTED SINKING FUND SCHEDULE

Semi- Annual Payment Date	Scheduled Principal Payment
12/15/21	$4,127,048
6/15/22	$4,359,224
12/15/22	$4,393,619
6/15/23	$4,428,284
12/15/23	$4,463,224
6/15/24	$4,498,438
12/15/24	$4,533,931
6/15/25	$4,569,704
12/15/25	$4,605,759
6/15/26	$4,642,098
12/15/26	$4,678,724
6/15/27	$4,715,640
12/15/27	$4,752,846
6/15/28	$4,790,346
12/15/28	$4,828,142
6/15/29	$4,866,236
12/15/29	$4,904,630
6/15/30	$4,943,328
12/15/30	$4,982,331
6/15/31	$5,021,641
12/15/31	$5,061,262
6/15/32	$5,101,195
12/15/32	$5,141,444
6/15/33	$5,182,010
12/15/33	$5,222,896
Total Payments(4)	$118,814,000

(4)            Totals may not add up due to rounding.

EXPECTED OUTSTANDING PRINCIPAL BALANCE

Semi- Annual Payment Date	Tranche A Balance
Closing Date	$118,814,000
12/15/21	$114,686,952
6/15/22	$110,327,728
12/15/22	$105,934,109
6/15/23	$101,505,825
12/15/23	$97,042,601
6/15/24	$92,544,163
12/15/24	$88,010,232
6/15/25	$83,440,528
12/15/25	$78,834,769
6/15/26	$74,192,671
12/15/26	$69,513,947
6/15/27	$64,798,307
12/15/27	$60,045,461
6/15/28	$55,255,115
12/15/28	$50,426,973
6/15/29	$45,560,737
12/15/29	$40,656,107
6/15/30	$35,712,779
12/15/30	$30,730,448
6/15/31	$25,708,807
12/15/31	$20,647,545
6/15/32	$15,546,350
12/15/32	$10,404,906
6/15/33	$5,222,896
12/15/33	$-

Subject to the terms and conditions in the underwriting agreement among us, Wisconsin Electric Power Company and the underwriters, for whom Barclays Capital Inc. is acting as representative, we have agreed to sell to the underwriters, and the underwriters have severally agreed to purchase, the principal amount of the bonds listed opposite each underwriter’s name below:

Underwriter	Tranche A
Barclays Capital Inc.	$95,052,000
Drexel Hamilton, LLC	$23,762,000
Total	$118,814,000

The underwriters may allow, and dealers may reallow, a discount not to exceed the percentage listed below:

	Selling Concession	Reallowance Discount
Tranche A	0.240%	0.120%

After the initial public offering, the public offering prices, selling concessions and reallowance discounts may change.

Wisconsin Electric Power Company and the Issuing Entity have filed a registration statement (including a prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents Wisconsin Electric Power Company and the Issuing Entity have filed with the SEC as exhibits to the registration statement for more complete information about the Issuing Entity and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Wisconsin Electric Power Company, the Issuing Entity, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Barclays Capital Inc. toll free at 1-888-603-5847.